FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206677-23

--- Original Sender: WELLS ABF SYNDICATE WELLS FARGO, WELLS FARGO SECURITIES LLC ---

WFCM 2018-C43 - PUBLIC NEW ISSUE

**PRICE GUIDANCE** $629.633 MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS

& JOINT BOOKRUNNERS:  WELLS FARGO SECURITIES, LLC

                                               BARCLAYS CAPITAL INC.

CO-MANAGER:  ACADEMY SECURITIES, INC.

OFFERED CERTIFICATES - PUBLIC

CLASS	DBRS/FITCH/MDYS	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY	GUIDANCE
A-1	AAA(sf)/AAAsf/Aaa(sf)	22.182	30.000%	2.78	42.6%	15.9%	+20A
A-2	AAA(sf)/AAAsf/Aaa(sf)	7.539	30.000%	4.86	42.6%	15.9%	+40A
A-SB	AAA(sf)/AAAsf/Aaa(sf)	40.193	30.000%	7.21	42.6%	15.9%	+64A
A-3	AAA(sf)/AAAsf/Aaa(sf)	86.500	30.000%	9.68	42.6%	15.9%	A4 -2bp
A-4	AAA(sf)/AAAsf/Aaa(sf)	337.416	30.000%	9.85	42.6%	15.9%	+76A
A-S	AAA(sf)/AAAsf/Aa3(sf)	73.192	19.625%	9.92	48.9%	13.9%	+90A
B	AA(sf)/AA-sf/NR	32.628	15.000%	9.97	51.7%	13.1%	+100A
C	A(low)(sf)/A-sf/NR	29.983	10.750%	9.97	54.3%	12.5%	+165A

NON-OFFERED CERTIFICATES - PRIVATE (144A)
CLASS	DBRS/FITCH/MDYS	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
D	BBB(low)(sf)/BBB-sf/NR	26.455	7.000%	9.97	56.6%	12.0%

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$722,448,985
NUMBER OF LOANS:	63
NUMBER OF PROPERTIES:	132
WA CUT-OFF LTV:	60.9%
WA BALLOON LTV:	54.7%
WA U/W NCF DSCR:	1.89x
WA U/W NOI DEBT YIELD:	11.1%
WA MORTGAGE RATE:	4.649%
TOP TEN LOANS %:	49.4%
WA REM TERM TO MATURITY (MOS):	118
WA REM AMORTIZATION TERM (MOS):	354
WA SEASONING (MOS):	1

LOAN SELLERS:	BARCLAYS(36.4%), WFB(31.4%), BSPRT (11.0%), CIIICM (10.9%), RMF(10.2%)

TOP 3 PROPERTY TYPES:	OFFICE(29.8%), INDUSTRIAL(25.1%), RETAIL(19.0%)

TOP 5 STATES:	CA(33.8%), TX(15.2%), OH(5.2%), MN(5.1%), GA(4.6%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:	MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

DIRECTING CERTIFICATEHOLDER:	KKR REAL ESTATE CREDIT OPPORTUNITY PARTNERS AGGREGATOR I L.P. OR AN AFFILIATE

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	AVAILABLE
PRESALE REPORTS:	AVAILABLE
ANTICIPATED PRICING:	MONDAY
ANTICIPATED SETTLEMENT:	MARCH 27, 2018

CONFERENCE CALLS:	UPON DEMAND

PRE-RECORDED GLOBAL INVESTOR CALL:	WWW.NETROADSHOW.COM
REVIEW CODE:	WFCMC43
FINAL LINK:	www.netroadshow.com/nrs/wp/default.html?show=a1cA02

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-206677) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

-------------------------------------------------------------------------------

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see:

https://www.wellsfargo.com/com/disclaimer/wfsjb4. This chat will be retained and may be monitored.